Exhibit 4.2
AMENDMENT NO. 1 TO
RIGHTS AGREEMENT

This AMENDMENT NO. 1 TO RIGHTS AGREEMENT (this “Amendment”) is entered into as of July 3, 2024 (the “Amendment Effective Date”), by and between Barnes & Noble Education, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company (the “Rights Agent”), and amends that certain Rights Agreement, dated as of April 16, 2024, by and between the Company and the Rights Agent (the “Rights Agreement”). All capitalized terms used herein and not otherwise defined herein shall have the meaning(s) ascribed to them in the Rights Agreement.

WITNESSETH:

WHEREAS, the Company and the Rights Agent are parties to the Rights Agreement;

WHEREAS, the Board of the Directors of the Company has determined that it is in the best interests of the Company and its stockholders to terminate the Rights Agreement and the associated Rights; and

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the parties hereto hereby agree as follows:

1.Amendment of Section 7(a). Section 7(a) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:
“(a) Subject to Section 7(e), the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including the restrictions on exercisability set forth in Section 9(c) and Section 11(a)(iii) in whole or in part at any time after the Distribution Time upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof properly completed and duly executed, to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose, accompanied by a signature guarantee and such other documentation as the Rights Agent may reasonably request together with payment of the aggregate Purchase Price with respect to the total number of one one-thousandths of a share of Preferred Stock (or, following the occurrence of a Triggering Event, Common Stock, other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable and an amount equal to any tax or charge required to be paid under Section 9(e), at or prior to the earliest of (i) the Close of Business on July 3, 2024 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 or (iii) the time at which such Rights are exchanged pursuant to Section 24, at which time, the Rights are terminated (the earliest of (i), (ii) and (iii) being herein referred to as the “Expiration Date”).”

2.Agreement as Amended. The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement, as amended hereby. Except as set forth herein, the Rights Agreement shall remain in full force and effect and otherwise shall be unaffected hereby, and each of the Company and the Rights Agent shall be subject to its terms and conditions; provided, however, that the effect of this Amendment is to terminate the Rights Agreement at the Final Expiration Date in accordance with Section 7 of the Rights Agreement. This Amendment will be deemed an amendment to the Rights Agreement and will become effective on the Amendment Effective Date. In the event of a conflict or inconsistency between this Amendment and the Rights Agreement and the exhibits thereto, the provisions of this Amendment will govern.
3.Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that notwithstanding anything in this Amendment to the contrary, if any such term, provision, covenant or restriction is held by such court or authority to be invalid, void or unenforceable and the Board determines in its good faith judgment that severing the invalid, void or unenforceable language from this Amendment would adversely affect the purpose or effect of this Amendment, the right of redemption set forth in Section 23 of the Rights Agreement shall be reinstated and shall not expire until the Close of Business on the tenth (10th) day following the date of such determination by the Board.
4.Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.
5.Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Delivery of an executed signature page of this Amendment by facsimile or other customary means of electronic transmission (e.g., “pdf”) shall be as effective as delivery of a manually executed counterpart hereof.
6.Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.
(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

BARNES & NOBLE EDUCATION, INC., as the Company

By:    /s/ Michael C. Miller
Name: Michael C. Miller
Title: Executive Vice President, Corporate Development & Affairs and Chief Legal Officer

COMPUTERSHARE TRUST COMPANY, N.A.

By: /s/ Kathy Heagerty
Name: Kathy Heagerty
Title: Manager, Client Management
Signature Page to
Amendment No. 1 to Rights Agreement